Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-238918) pertaining to the 2020 Omnibus Equity Plan, IGI (Global) Stock Purchase Plan and IGI (UK) Stock Purchase Plan of International General Insurance Holdings Ltd. of our reports dated April 20, 2026, with respect to the consolidated financial statements of International General Insurance Holdings Ltd., and the effectiveness of internal control over financial reporting of International General Insurance Holdings Ltd. included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 (as amended by Form 20-F/A for the year ended December 31, 2025).

/s/ Ernst & Young LLP

London, United Kingdom

April 23, 2026